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MODIFICATION OF EMPLOYMENT AGREEMENT

THIS MODIFICATION, made and entered into this 27th day of November, 1996, by and between HARVEYS CASINO RESORTS, a Nevada corporation, hereinafter referred to as 'Harveys', and/or 'Employer', and JOHN MCLAUGHLIN, hereinafter referred to as Employee', is as follows:

WITNESSETH:

WHEREAS, Harveys and Employee did, on the 14th day of August, 1995, execute an Employment Agreement (the 'Agreement') and

WHEREAS, Harveys desires to continue to engage the services of Employee, who is desirous of continued employment by Harveys under the terms and conditions as set forth herein; and

WHEREAS, the parties desire to amend the Agreement as of the date hereof in the follow particulars:

A. Section 3.01 shall be modified by extending the term of employment for two
(2) additional years commencing the 18th day of September, 1997, and terminating on the 17th day of September, 1999, unless further extended by mutual agreement of the parties.

B) Section 3.01 shall also be modified by adding the following language:
Effective the 1st day of December, 1996, Employee's annual salary shall be increased to $210,000.00 per annum.'

C) Paragraph 6.01 shall be modified by adding the following language:'Employee's performance shall be evaluated by the President/CEO at least annually and any salary adjustments shall be effective as of the annual anniversary date of commencement of employment.'

Where not inconsistent herewith, the remaining terms and conditions of the Agreement shall remain in full force and effect and shall be deemed restated herein as if set forth herein verbatim.

DATED this 27th day of November, 1996

EMPLOYEE: John McLaughlin

EMPLOYER: Harveys Casino Resorts, a Nevada Corporation
          Charles W. Scharer, Chief Executive Officer